Exhibit 10.16

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

EXCLUSIVE LICENSE AGREEMENT

Johns Hopkins University and NovoKera, LLC

JHU Agreement Number A40899

This AGREEMENT is entered into by and between the Johns Hopkins University (“JHU”), a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 and, NovoKera, LLC (“LICENSEE”), a Nevada corporation having an address at 2777 Paradise Rd, Las Vegas, Nevada 89109, United States and is effective on the 22nd day of March 2023 (“EFFECTIVE DATE”).

RECITALS

A.	JHU owns, by assignment or otherwise from members of its faculty and staff, certain valuable inventions, know-how, data, material, as specified in Exhibit A-1, which JHU desires to have commercialized to make useful products and services available for the benefit of the public, including members of undeveloped countries and poor populations, as soon as possible, in accordance with JHU’s mission and purpose.

B.	LICENSEE desires to obtain certain rights in accordance with this AGREEMENT so that it may develop, manufacture, use and/or distribute certain products and services for public use and benefit as soon as possible.

The parties agree, with the intent to be legally bound, as follows:

1.	DEFINITIONS AND SCOPE

Capitalized terms have the meanings provided by Exhibit B or as defined in the body of this AGREEMENT.

2.	GRANT OF LICENSES

2.1.	Grant of Exclusive Patent License. Subject to this AGREEMENT, JHU grants LICENSEE an exclusive license under the LICENSED PATENTS to make, have made, use, import, export, offer to sell and sell LICENSED PRODUCTS in the LICENSED TERRITORY and FIELD OF USE and to grant SUBLICENSES subject to the limitations provided by this AGREEMENT.

2.2.	Grant of Non-Exclusive Right to Use Data, Know-How, Materials. JHU grants LICENSEE a non-exclusive right to use the LICENSED DATA, LICENSED KNOW-HOW, or LICENSED MATERIALS existing as of the EFFECTIVE DATE of this AGREEMENT as identified in and subject to restrictions identified in Exhibit A-1. This right to use is granted solely to LICENSEE to permit LICENSEE to develop and commercialize LICENSED PRODUCTS in the LICENSED TERRITORY in the FIELD OF USE.

2.3.	Affiliate Rights and Obligations. The LICENSED RIGHTS granted herein extend to AFFILIATES, except that AFFILIATES may not grant SUBLICENSES without JHU’s written consent. An AFFILIATE that exercises rights under this AGREEMENT shall automatically be bound by all terms and conditions of this AGREEMENT, including but not limited to indemnity and insurance provisions and the obligation to pay ROYALTIES. All acts or omissions by an AFFILIATE shall be considered acts or omissions of LICENSEE, which is, and shall remain, liable for them.

2.4.	Sublicense Notification. LICENSEE shall provide a copy of each SUBLICENSE to JHU within thirty (30) days of execution, which may be reasonably redacted except for matters relevant to LICENSEE’s obligations or JHU’s rights under the SUBLICENSE, provided that sufficient information remains unredacted to allow JHU to reasonably assess the SUBLICENSE. Each SUBLICENSE shall (i) expressly reference this AGREEMENT and declare void and unenforceable against JHU any terms contrary to this AGREEMENT; (ii) prohibit sublicensing by the SUBLICENSEE; (iii) expressly incorporate the Articles (inclusive of subsections) of this AGREEMENT numbered 4, 5, 6, 7, 8, 9, 10, 11, and 12 for the benefit of JHU; and (iv) acknowledge JHU as a third party beneficiary of the SUBLICENSE having the right to audit and enforce its terms and (v) expressly require SUBLICENSEE to provide LICENSEE diligence reports on an annual basis for the express purpose of providing those SUBLICENSEE diligence reports to JHU. In addition, each SUBLICENSE shall provide for its own immediate termination or expiration upon termination or expiration of this AGREEMENT, unless LICENSEE’s entire right and interest in such SUBLICENSE (including all rights to receive ROYALTIES and other payments) is assigned in writing to JHU with JHU’s consent, which shall not be unreasonably withheld or delayed. Failure to comply with the requirements of this Section 2.4 shall cause any purported SUBLICENSE to be void.

2.5.	Retained Research and Publication Rights. JHU retains the unrestricted right, on behalf of itself, its faculty, and staff and non-profit academic or research institutions to whom JHU extends such rights, to practice and use any LICENSED RIGHTS described in Exhibit A-1 for any research or non-profit purpose, including sponsored research and collaborations with commercial entities and assessment and treatment of patients at Johns Hopkins Health System/JHU institutions. In addition, the right of JHU’s faculty and staff to publish all information concerning what is described in Exhibit A-1 shall not be restricted by this AGREEMENT except as provided in Section 6 of this AGREEMENT pertaining to the confidentiality of LICENSEE’s Confidential Information.

2.6.	Government Rights. LICENSED PATENTS arising from research funded in whole or part by the United States government are subject to the Bayh Dole Act and its implementing regulations (35 U.S.C. §§ 200-204, 37 CFR Part 401) (collectively, “Bayh Dole Obligations”), including requirements to take effective steps in a reasonable time to achieve practical application of the LICENSED PATENTS in the FIELD OF USE and to assure LICENSED PRODUCTS sold or produced in the United States be “manufactured substantially in the United States.” LICENSEE shall comply with and cooperate with JHU in assuring compliance with the Bayh Dole Obligations. JHU’s obligations under Title 35 Sections 200-204 of the United States Code include the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to LICENSED PATENTS by JHU to the United States government, and a statement of United States government patent rights on all LICENSED PATENTS. All determinations of federal research funding involvement will be made solely by JHU, and JHU’s determination shall be honored by LICENSEE.

2.7.	Humanitarian Rights and Obligations.

2.7.1.	The parties will cooperate such that essential medicines developed under this AGREEMENT can be made available in LEAST DEVELOPED COUNTRIES. JHU agrees to consider reasonable requests of LICENSEE for a commensurate reduction of payment obligations to JHU to facilitate the availability of LICENSED PRODUCTS in such countries.

2.7.2.	JHU retains the right to grant rights to manufacture, use, distribute, sell and import the LICENSED RIGHTS described in Exhibit A-1 to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such grant shall expressly prohibit the manufacture, use, distribution, sale or importation of any LICENSED PRODUCT in a country other than a LEAST DEVELOPED COUNTRY. Prior to granting such rights, JHU will notify LICENSEE, which shall have the first right to grant such rights to such QUALIFIED HUMANITARIAN ORGANIZATION.

2.8.	Commercial Development Sublicenses. In the event LICENSEE is unable or unwilling to develop a LICENSED PRODUCT for an unserved market, use, indication or territory, upon JHU’s request, LICENSEE shall negotiate with one or more potential sublicensees identified by JHU to authorize development of such product. LICENSEE shall not, however, be obligated to enter into a sublicense that poses a material risk to the successful development and commercialization of LICENSED PRODUCTS by LICENSEE.

2.9.	Exclusions. Nothing in this AGREEMENT imposes obligations on JHU or grants rights in any JHU technology, intellectual property, or other assets except as expressly identified in this AGREEMENT. Except as specifically provided in this AGREEMENT, JHU does not have any obligation to provide to LICENSEE any know how, inventions, data, materials, or assistance.

3.	DILIGENCE AND DILIGENCE REPORTS

3.1.	Milestones. LICENSEE shall achieve the MILESTONES set forth in Exhibit A-3 and shall notify JHU of the achievement of each MILESTONE within thirty (30) days of achieving them.

3.2.	Diligence. Should it become evident that the MILESTONES set forth in Exhibit A-3 will not be met, and with notice of no less than three (3) months before the MILESTONE is due and provided (i) LICENSEE has reasonably diligently, using standard business practices for diligence in that field, pursued achievement of the MILESTONE; and (ii) LICENSEE remits a two thousand dollar ($2,000) negotiation fee, JHU and LICENSEE agree to negotiate in good faith suitable replacement MILESTONES to the satisfaction of both parties, which will be set forth in writing in an amendment to Exhibit A-3. LICENSEE may seek extensions for MILESTONES no more than twice during the term of this AGREEMENT.

3.3.	Diligence Reports. Annually, on or before March 1 of each year, LICENSEE shall submit a Diligence and Annual Report for the prior calendar year to JHU substantially in the form attached as Exhibit D and in sufficient detail to facilitate JHU’scompliance with its Bayh Dole Obligations. For purposes of this Diligence and Annual Report, LICENSEE is not deemed to be a Start-up.

4.	FEES, ROYALTIES, MILESTONES, AND EQUITY CONSIDERATION

4.1.	Licensee’s Obligation to Pay Fees, Royalties and Other Payments. As partial consideration for the rights granted by JHU under this AGREEMENT, LICENSEE shall pay to JHU all ROYALTIES, fees, PAST PATENT COSTS, PATENT COSTS, SUBLICENSE NON-ROYALTY CONSIDERATION, and other payments LICENSED PARTIES are required to pay JHU under this AGREEMENT. SALES, actions, or omissions by any LICENSED PARTY are deemed to be SALES, actions, or omissions of LICENSEE.

4.2.	Upfront License Fee. LICENSEE shall pay to JHU a nonrefundable UPFRONT LICENSE FEE as specified in Exhibit A-2. The UPFRONT LICENSE FEE paid by LICENSEE to JHU shall not be credited towards any other payments LICENSEE is required to pay JHU under this AGREEMENT.

4.3.	Annual License Fee. LICENSEE shall pay to JHU annually on or before January 1 of each calendar year the ANNUAL LICENSE FEE as specified in Exhibit A-2.

4.4.	Patent Costs. LICENSEE shall reimburse JHU for all PAST PATENT COSTS as specified in, and in accordance with the timeline of Exhibit A-2, unless there is an assignment in accordance with Section 4.12. Except in the case of a permitted assignment in connection with or related to the contemplated IPO (as that term is defined in Exhibit A-2), in the event of an assignment, the balance of PAST PATENT COSTS is due within thirty (30) days of receipt of assignment consideration from assignee. PATENT COSTS will be invoiced to LICENSEE on a rolling basis as processed by JHU or JHU’s patent counsel and are due and payable within thirty (30) days of receipt by LICENSEE. If agreed upon by JHU and LICENSEE, JHU shall arrange for patent counsel to bill PATENT COSTS directly to LICENSEE.

4.5.	Minimum Annual Royalty. By January 1 of each calendar year, LICENSEE shall pay JHU the MINIMUM ANNUAL ROYALTY (“MAR”) specified in Exhibit A-2. MAR payments are non-refundable and will be credited against ROYALTIES incurred by LICENSEE for the calendar year in which the MAR was due. No MAR credits will be applied to ROYALTIES incurred in prior or subsequent calendar years.

4.6.	Royalties on Licensed Products and Reports. Within thirty (30) days of the end of each calendar quarter, LICENSEE shall pay ROYALTIES in accordance with Exhibit A-2 and submit the electronic Excel Quarterly SALES & ROYALTY Report set forth in Exhibit C. ROYALTIES shall be paid on NET SALES REVENUE for all SALES, use or manufacture of LICENSED PRODUCTS in the LICENSED TERRITORY by all LICENSED PARTIES.

4.7.	Milestone Payments. Within thirty (30) days of achieving a MILESTONE, LICENSEE shall pay the related milestone payment to JHU as specified in Exhibit A3.

4.8.	Equity Consideration. Consideration in the form of an ownership interest (such as common stock or membership units) in LICENSEE shall be issued to JHU in accordance with Exhibit A-5.

4.9.	Patent Expiration and Royalty Adjustments.

4.9.1.	Expiration of Valid Claims. Upon expiration of all VALID CLAIMS, LICENSEE’s obligation shall be reduced by 50%

4.9.2.	Royalty Stacking. In the event a LICENSEE pays royalties on one or more third party patents (“OTHER ROYALTIES”) as a requirement to make, use or sell a LICENSED PRODUCT, then the LICENSEE may deduct 50% of the amount paid for such OTHER ROYALTY from the ROYALTIES owed to JHU under this AGREEMENT. At no time, however, may the effective ROYALTY rate applicable to a LICENSED PRODUCT that requires OTHER ROYALTIES be less than 50% of the applicable ROYALTY rate as set forth in Exhibit A-2. No deduction under this Section 4.9.2 shall be made for OTHER ROYALTIES paid to an AFFILIATE, division, or corporation sharing a common business location or any corporate officer with LICENSEE or to any SUBLICENSEE.

4.10.	Royalty Duration. LICENSEE’s obligation to pay ROYALTIES on SALES of each LICENSED PRODUCT shall remain in effect for the longer of (i) 10 years from date of FIRST COMMERCIAL SALE, or (ii) the expiration of all VALID CLAIMS.

4.10.1.	International Licensed Products. The duration of the LICENSEE’s obligation to pay ROYALTIES shall be determined on a country-by-country basis from the date of FIRST COMMERCIAL SALE to the date of expiration of all VALID CLAIMS.

4.11.	Sublicense Non-Royalty Consideration. LICENSEE shall pay to JHU the SUBLICENSE NON-ROYALTY CONSIDERATION as stated on Exhibit A-2 within sixty (60) days of receipt of SUBLICENSE NON-ROYALTY CONSIDERATION by LICENSEE.

4.12.	Assignment Fee. LICENSEE shall pay to JHU an assignment fee as provided for in Exhibit A-4 within sixty (60) days of receipt of assignment consideration from its assignee.

4.13.	Currency. All payments by LICENSEE to JHU shall be made in U.S. Dollars. Computation of conversion to U.S. Dollars from foreign currency transactions shall be made on a quarterly basis using the exchange rate quoted by United States Federal Reserve Bank for the last business day of the calendar quarter for which payment is due.

4.14.	Non-U.S. Taxes. LICENSEE shall pay all non-U.S. taxes imposed on all amounts payable by LICENSEE under this AGREEMENT. Such tax payments are not deductible from any payments due to JHU.

4.15.	Invoicing by JHU. Payments shall be due in accordance with this AGREEMENT regardless of whether or not invoiced by JHU. Should JHU send an invoice to LICENSEE, it may do so in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time and will be deemed received by LICENSEE upon transmission.

4.16.	Purchase Orders. If at any time LICENSEE requires a Purchase Order to complete payment to JHU under this AGREEMENT or a new Purchase Order number is issued on an annual basis, LICENSEE shall provide Purchase Order No. with JHU Agreement A40899 to JHTVReports@JHU.edu or other email address provided by JHTV. Alternatively, LICENSEE may inform JHU of need for or change in Purchase Order number on the electronic Excel Quarterly Royalty and Sales Report.

4.17.	Payment Methods. All payments to JHU shall be made either by check or wire transfer, in accordance with the payment instructions set forth in Exhibit A-2 as may be updated from time to time.

4.18.	Interest. Payments not received when due shall bear interest at the rate of six percent (6%) per annum (compounded monthly) from the date due until paid in full.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1.	Royalty Reports. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT, LICENSEE shall thereafter submit to JHU a Quarterly Sales and Royalty Report thirty (30) days after the end of each calendar quarter (even if there are no sales during that quarter), along with royalty payment under Section 4.6. LICENSEE agrees to submit an electronic Excel royalty report using the electronic royalty report template provided by JHU. This report will be in the form of Exhibit C and will state the number, description, and aggregate SALES of LICENSED PRODUCTS during the completed calendar quarter. All indicated columns shall be populated as they pertain to the completed calendar quarter with adjustments and unusual occurrences documented.

5.2.	Accounting and Audit Rights. Each LICENSED PARTY shall maintain complete and accurate books and records, for no less than five years, relating to the rights and obligations under this AGREEMENT and any amounts payable to JHU. Such books and records shall include information sufficient to permit JHU to confirm the accuracy and completeness of any payments and reports delivered to JHU and compliance in all other respects with this AGREEMENT. Upon 14 days’ notice, a LICENSED PARTY shall make such books and records available for inspection by JHU or its designee during normal business hours, to verify any reports, accuracy, and completeness of payments and/or compliance with this AGREEMENT. In the event the inspections show an underpayment to JHU of 5% or more for any quarter during the period examined, LICENSEE shall bear the full cost of the inspection, which shall be due and payable (along with past due ROYALTY, ROYALTY shortfall and other payment amounts plus interest per Section 4.18 from the date that such payments should have been made to JHU) within thirty (30) days of receiving notice from JHU of the inspection results. JHU may exercise this inspection right not more than annually unless prior inspections show consistent underpayment of 10% or more (in which case JHU may conduct follow up inspections at its discretion).

5.3.	Statute of Limitations. Notwithstanding any applicable statute of limitation, LICENSEE agrees that it shall pay JHU for any underpayments revealed by an inspection for a period of seven (7) years prior to the inspection.

5.4.	Final Royalty Report and Payment. Within ninety (90) days of termination of this AGREEMENT, each LICENSED PARTY shall submit a final written Sales and Royalty Report and pay all outstanding amounts due under this AGREEMENT.

6.	CONFIDENTIAL INFORMATION

6.1.	Term of Confidentiality. During the term of this AGREEMENT and for a period of two years thereafter, the parties agree that all CONFIDENTIAL INFORMATION disclosed by a party shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third party unless agreed to in writing by the disclosing party or compelled by a court of competent jurisdiction; nor shall any such CONFIDENTIAL INFORMATION be used by the receiving party for any purposes other than those contemplated by this AGREEMENT.

6.2.	Standard for Confidentiality. Each party shall maintain the security of CONFIDENTIAL INFORMATION it receives from the other party by employing reasonable safeguards that are no less secure than those used to protect its own confidential records.

6.3.	Permitted Disclosures. These obligations respecting CONFIDENTIAL INFORMATION do not preclude disclosures about this AGREEMENT and amounts paid by LICENSED PARTIES as part of routinely prepared summary documents or financial reports, nor do they impede or impair JHU’s exercise of retained research and publication rights pursuant to Section 2.5.

7.	LICENSOR REPRESENTATIONS AND WARRANTIES, DISCLAIMERS, LIABILITY LIMITATION

7.1.	REPRESENTATIONS. To the best of Johns Hopkins Tech Ventures' (JHTV's) KNOWLEDGE up to the EXECUTION DATE, JHTV represents that (1) JHU is the sole owner of the entire right, title, and interest in and to the LICENSED PATENTS, (2) JHTV has not licensed the LICENSED PATENTS to any third party and, during the term of this AGREEMENT, will not, knowingly grant to any third party any license, lien, option, encumbrance, or other contingent right, title, or interest in or to the LICENSED PATENTS that conflicts with the LICENSED RIGHTS; and (3) there are no pending or threatened claims or proceedings that would limit the PATENT RIGHTS granted in this AGREEMENT.

7.2.	DISCLAIMER. JHU MAKES NO WARRANTIES UNDER THIS AGREEMENT AS TO ALL TANGIBLE AND INTANGIBLE MATTER, INTELLECTUAL PROPERTY, TECHNOLOGY RIGHTS, DATA, KNOW-HOW, AND MATERIALS ("DELIVERABLES") LICENSED, GRANTED, OR PROVIDED BY JHU ARE “AS IS.” JHU MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER (OTHER THAN EXPRESSLY SET FORTH IN SECTION 7.1) INCLUDING WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE , NONINFRINGEMENT, VALIDITY, ENFORCEABILITY, USE, UTILITY, SCOPE, OR SUCCESFUL OPERATION OF DELIVERABLES.

7.3.	LIMITS OF LIABILITY. SUBJECT TO LICENSEE’S INDEMNIFICATION OBLIGATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Except for and excluding Licensee’s indemnification obligations, under no circumstances shall JHU or LICENSEE be liable for damages in excess amounts received by JHU under this AGREEMENT during the 12 months prior to the event giving rise to the claim for damages.

8.	INDEMNITY AND INSURANCE

8.1.	Indemnification. LICENSEE and each applicable LICENSED PARTY (each an “Indemnitor” and collectively “Indemnitors”) shall protect, defend, and indemnify the JHU INDEMNITEES from and against any claims, losses, or damages of third parties (i) allegedly arising from or related in any way to any act or omission of an Indemnitor performing or exercising rights granted under this AGREEMENT, or (ii) allegedly caused by or arising in any way from LICENSED PRODUCTS. Indemnitors shall control the defense of and pay to defend the JHU INDEMNITIEES against any claim subject to this Section 8.1 with counsel reasonably acceptable to JHU and, except as set forth in Sections 8.1.1 and 8.1.2, shall pay and/or hold the JHU INDEMNITEES harmless as against any judgments, fees, expenses, or other costs - arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU INDEMNITEE is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property.

8.1.1.	Exclusions. The LICENSED PARTY Indemnification obligation as stated herein excludes: (i) claims arising solely from the practice by JHU of its retained rights under Section 2.5 of this AGREEMENT; and (ii) claims arising solely from the negligent use or administration by a JHU INDEMNITEE of a LICENSED PRODUCT (but any related claim of product liability or Indemnitor negligence shall remain subject to Indemnification).

8.1.2.	Notice, Cooperation, and Participation. JHU or a JHU INDEMNITEE shall provide LICENSEE with prompt notice of any claims subject to indemnification and will provide reasonable cooperation in the investigation and defense of such claims. JHU shall have the right to participate in the defense of any claim with counsel of its choice and at its own expense. JHU shall have the right to approve any settlement that imposes any liability or obligation on JHU.

8.2.	Insurance. LICENSEE shall, within ninety (90) days after the EFFECTIVE DATE or no less than thirty (30) days before commencement of human subject research, and continuing throughout the term of this AGREEMENT and for a period of three years thereafter, obtain and maintain, in full force and effect and at LICENSEE’s sole cost and expense, the insurance coverage as set forth in Exhibit E. LICENSEE shall provide written proof of such insurance coverage to JHU within 30 days of initial coverage and each renewal thereof. This AGREEMENT and the licenses granted herein shall immediately and automatically terminate in the event LICENSEE or a LICENSED PARTY (as applicable) fails to obtain the required insurance or if the insurance lapses or is cancelled.

8.3.	Survival. The foregoing indemnification obligations shall survive termination or expiration of this AGREEMENT and shall not be subject to any limitation of liability set forth in this AGREEMENT.

9.	PATENTS

9.1.	Title and Authority. JHU shall retain and hold title to all patents and patent applications included in the PATENT RIGHTS. JHU retains all decision-making authority with respect to patent filing and prosecution of the PATENT RIGHTS except that if LICENSEE requests by written notice to JHU, and JHU agrees by written notice to LICENSEE, to prosecute the patent and patent applications included in the PATENT RIGHTS, JHU will grant to LICENSEE the necessary rights and will outline the obligations associated with LICENSEE's prosecution.

9.2.	Domestic Filing and Prosecution. Except as otherwise provided in Section 9.1, JHU shall have sole control over the selection of counsel, filing, prosecution, maintenance, and management of all issued patents and pending and future patent applications in the United States that are subject to this AGREEMENT. Except as otherwise provided in Section 9.1, JHU, at LICENSEE’s expense, shall have the right to file, prosecute and maintain all patents and patent applications included in the PATENT RIGHTS. JHU shall request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office, and to afford LICENSEE an opportunity to comment on prosecution matters, and consult with LICENSEE concerning any decisions that could affect the scope or enforcement of any claims. If, upon agreement with JHU, LICENSEE is prosecuting the patent and patent applications, then (a) LICENSEE shall request its patent counsel to timely copy JHU on all official actions and written correspondence with any patent office and to afford JHU an opportunity to comment on prosecution matters and (b) JHU will provide all reasonable cooperation and assistance to LICENSEE, including by providing access to relevant documents, data, information, records, procedures, results, studies, analyses, and other materials requested by LICENSEE, and by making its employees available at reasonable business hours. Either party may elect to abandon its participation in, and rights to, a patent application or issued patent filed in the United States, provided, that the electing party notifies the other party in writing at least ninety (90) days before any due date for any pending Office Action or matter or any maintenance fee due date in the case of an issued patent. Such election, if made by the LICENSEE, shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Following such an election, the non-electing party may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS. Failure to provide such notification may be considered by JHU to be LICENSEE’s authorization to proceed at LICENSEE’s expense.

9.3.	Foreign Filing and Prosecution. Upon LICENSEE’s written request and at LICENSEE’s expense, JHU will file and prosecute PATENT RIGHTS in one or more foreign jurisdiction except that at LICENSEE’s election and JHU’s agreement, as outlined in Section 9.2, JHU may agree and allow LICENSEE to file and prosecute PATENT RIGHTS in one or more foreign jurisdiction. JHU or its designee shall have sole control over the selection of counsel, filing, prosecution, maintenance, and management of all foreign issued patents and pending and future patent applications that are subject to this AGREEMENT. If LICENSEE requests and JHU agrees that LICENSEE is to be JHU’s designee for the filing and prosecution of PATENT RIGHTS in a foreign jurisdiction, then (a) LICENSEE shall request its patent counsel to timely copy JHU on all official actions and written correspondence with any patent office and to afford JHU an opportunity to comment on prosecution matters and (b) JHU will provide all reasonable cooperation and assistance to LICENSEE, including by providing access to relevant documents, data, information, records, procedures, results, studies, analyses, and other materials requested by LICENSEE, and by making its employees available at reasonable business hours. Either party, upon written notification to the other party and its patent counsel at least ninety (90) days in advance of any filing, response, or fee deadline, may elect to abandon its participation in, and rights to, a patent application filed in a foreign jurisdiction. Such election, if made by the LICENSEE, shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Thereafter, the non-electing party may file, prosecute, and/or maintain such foreign patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS.

9.4.	Common Interest. All non-public information exchanged between JHU and the LICENSED PARTIES or their respective counsel regarding preparation, filing, prosecution, and maintenance of the PATENT RIGHTS shall be deemed CONFIDENTIAL INFORMATION. In addition, the parties acknowledge and agree that, with respect to such preparation, filing, prosecution and maintenance of the PATENT RIGHTS, the interests of the parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this AGREEMENT constitutes a waiver of, any legal privilege concerning the PATENT RIGHTS or the CONFIDENTIAL INFORMATION, including privilege under the common interest doctrine and similar or related doctrines.

9.5.	Infringement.

9.5.1.	Notification of Infringement by third party. Each party will promptly notify the other in writing in the event it discovers, receives notice of, or otherwise reasonably suspects infringement by a third party.

9.5.2.	Suits for Infringement. LICENSEE shall have the first right, at its own expense, to initiate, prosecute and control an infringement action against one or more third parties to enforce the LICENSED PATENTS in the FIELD OF USE in the LICENSED TERRITORY, provided that LICENSEE: (i) notifies JHU at least ninety (90) days in advance of any such suit; (ii) does not file said action unless JHU provides written consent within the ninety (90)-day notice period; and (iii) carefully considers the views of JHU and the public interest in making its decision whether or not to file suit. LICENSEE: (i) shall not initiate an infringement action in the absence of a good faith belief in the infringement, validity and enforceability of the asserted claims after reasonable investigation, (ii) shall keep JHU informed as to the status of the action and shall consult with JHU throughout the action; and (iii) shall at all times carefully consider the views of JHU with respect to any infringement action, including, for example, choice of litigation counsel, venue, and litigation strategy. JHU will provide all reasonable cooperation and assistance, including providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. LICENSEE shall not initiate and prosecute an infringement action if JHU notifies LICENSEE in writing prior to initiation, that such infringement action will materially harm or impair JHU’s not for profit mission to serve the public. LICENSEE shall pay to JHU 20% of any monetary award, settlement or recovery, net of all reasonable LICENSEE and JHU attorneys’ fees and out-of-pocket costs and expenses paid to third parties by LICENSEE and/or JHU in connection with each suit or settlement.

9.5.3.	JHU’s Secondary Right to Enforce. LICENSEE understands and agrees that JHU has no obligation to bring suit against third parties for infringement of the LICENSED PATENTS. In the event LICENSEE does not initiate an infringement action or otherwise reach an agreement with the suspected infringer within ninety (90) days after its discovery of or receiving notification of alleged infringement, JHU may initiate and prosecute such infringement action in its sole discretion, on its own behalf, and at its own expense. LICENSEE shall reasonably cooperate in such litigation at JHU’s request, including as a joined party, and agrees to provide any evidence, witnesses or other support of litigation as needed at its own expense. Upon initiation of an infringement action by JHU, JHU shall have the sole right to seek resolution of the alleged infringement through litigation, settlement agreement or otherwise. After the ninety-day period of discovery/notice has elapsed, LICENSEE shall not be permitted to transfer its rights or sublicense the LICENSED PATENTS or otherwise reach an agreement with any suspected infringer that would impact JHU’s action in any way. Any recovery from JHU’s action shall be for JHU’s sole benefit and account.

9.5.4.	Common Interest. All communications concerning a suit or potential suit against a third party between JHU, and LICENSEE shall be treated as CONFIDENTIAL INFORMATION and are agreed to be subject to all available privileges and protections including the joint defense privilege and common interest privilege.

9.6.	Third Party Invalidity Actions. LICENSEE shall defend at LICENSEE’s expense any declaratory judgment or other action brought by a third-party naming LICENSEE and/or JHU as a defendant and alleging invalidity of any of the PATENT RIGHTS unless such action is brought as a counterclaim to a suit against the third party initiated by JHU pursuant to JHU’s secondary right to enforce provided that JHU makes a reasonable effort to provide LICENSEE with notification of any such third-party action within thirty days of initiation of such action. JHU may, in its sole discretion and at its own expense, assume control of the defense of any third-party action, in which case LICENSEE shall cooperate fully with JHU in such defense at its own expense.

9.7.	Waiver of Invalidity Claims. LICENSEE, on behalf of itself, AFFILIATEs, and SUBLICENSEEs, understands and agrees that transfer of LICENSED RIGHTS under this AGREEMENT will confer substantial benefits to them, even in the absence of one of more VALID CLAIMS. Such benefits include “early mover” advantage. In addition, LICENSEE on behalf of itself, AFFILIATEs, and SUBLICENSEEs understands and agrees that the consideration paid for LICENSED RIGHTS reflects the nature and risks of early-stage technology, and the consideration required for a license to later stage technology would be significantly higher. Accordingly, each LICENSED PARTY agrees that it shall not initiate any action or proceeding to invalidate PATENT RIGHTS and hereby waives any rights they may have to do so.

9.8.	Patent Challenges. Notwithstanding the foregoing, if a LICENSED PARTY initiates an action or proceeding challenging the validity or scope of PATENT RIGHTS or that a LICENSED PRODUCT practices the PATENT RIGHTS, the following shall apply:

a)	JHU may terminate this AGREEMENT upon written notice to LICENSEE and/or the LICENSED PARTY.

b)	No payments or reports required by this AGREEMENT shall be suspended or delayed during any challenge to PATENT RIGHTS and no such payments shall be subject to refund or recoupment for any reason.

c)	Not less than ninety (90) days prior to initiating any challenge to a PATENT RIGHTS, the party challenging PATENT RIGHTS (the “Challenging Party”) shall provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art, documents, products, or other matter the Challenging Party believes to provide a basis for such challenge.

d)	If such action or proceeding determines that at least one claim of the PATENT RIGHTS is a VALID CLAIM or practiced by a LICENSED PRODUCT, LICENSEE and the Challenging Party shall, thereafter, pay to JHU three times all payment amounts which LICENSEE and Challenging Party would otherwise be required to be paid under this AGREEMENT, other than PATENT COSTS. LICENSEE shall not be obligated to pay increased charges if it is not a party to the challenge to PATENT RIGHTS, has not assisted or facilitated the challenge, and has fully cooperated with JHU in the defense of such challenge.

9.9.	Marking. All LICENSED PRODUCTS shall be marked with the number of the applicable licensed patent(s) in accordance with each country’s patent laws.

10.	DISPUTES.

10.1.	Governing Law, Jurisdiction and Venue. This AGREEMENT shall be construed, and legal relations between the parties shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the AGREEMENT shall be brought in the state or federal courts located in Baltimore, Maryland. Both parties hereby waive their right to a jury trial and consent to jurisdiction in such courts with respect to any disputes between them.

10.2.	Resolution. The parties shall attempt in good faith to resolve all disputes through means other than litigation, such as mediation, arbitration, or structured negotiations. Each party agrees that, prior to initiating litigation, it will confer with other party about alternatives to litigation that may enable them to resolve the dispute fairly and efficiently.

11.	TERM AND TERMINATION

11.1.	Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and, unless earlier terminated in accordance with this AGREEMENT, shall continue on a LICENSED PRODUCT-BY-LICENSED PRODUCT and country-by country basis until the date of expiration of the last to expire VALID CLAIM included within PATENT RIGHTS, or if no patents issue, then for 20 years from the EFFECTIVE DATE. LICENSEE shall not make, use, sell, import, export or offer for sale any LICENSED PRODUCTS after termination of this AGREEMENT under the provisions of Section 11.2.2, except as set forth in Section 11.4.

11.2.	Termination.

11.2.1.	LICENSEE may terminate this AGREEMENT for convenience upon ninety (90) days’ advance written notice.

11.2.2.	Either party may terminate this AGREEMENT for cause (a) upon thirty (30) days’ written notice that the other party has materially breached this AGREEMENT provided that the alleged breaching party fails to cure such material breach within thirty (30) days after receiving written notice of the material breach; Material breach includes but is not limited to (i) failure to timely achieve or to reach agreement to re-negotiate a MILESTONE specified in Exhibit A-3; or, (ii) failing to diligently develop, commercialize, and sell LICENSED PRODUCTS throughout the term of this AGREEMENT; or, (iii) non-compliance with record keeping, insurance, or audit obligations as stated in Articles 3 and 5 of this AGREEMENT; or (b) effective immediately upon written notice if the other party (i) has committed a breach that is incurable—namely, by violating Section 6 of this AGREEMENT or otherwise breaching the AGREEMENT through fraudulent or criminal conduct; (ii) is dissolved or liquidated; (iii) becomes insolvent; (iv) files a petition for voluntary bankruptcy; or (v) makes or seeks to make a general assignment for the benefit of its creditors.6

11.3.	Licensee Obligations Upon Termination or Expiration. Upon expiration or termination of this AGREEMENT for any reason, LICENSEE shall, within thirty (30) days, remit payment to JHU for all amounts due or incurred prior to the effective date of termination, and any non-cancellable expenses (such as PATENT COSTS) undertaken prior to termination.

11.4.	Effect of Termination. Upon termination of this AGREEMENT, all rights and licenses granted by JHU to LICENSEE under this AGREEMENT shall terminate and all rights in, to, and under the LICENSED RIGHTS will revert to JHU. Each party shall cease using and destroy the CONFIDENTIAL MATERIALS it received under this AGREEMENT (including the LICENSED KNOW-HOW and LICENSED DATA) and shall provide evidence of such destruction to other party. Notwithstanding the foregoing, for a period of 120 days after the effective date of the expiration or earlier termination of this AGREEMENT (the “SELL-OFF PERIOD”), LICENSEE and its SUBLICENEES will have the right to sell or otherwise dispose of all existing LICENSED PRODUCTS in its possession and to complete the manufacture of and sell all LICENSED PRODUCTS in the course of manufacture as of the effective date of such termination. LICENSEE will ensure that all sales of LICENSED PRODUCTS during the SELL-OFF PERIOD are in accordance with the applicable terms and conditions of this AGREEMENT, including the ROYALTY obligations of Section 4 and the reporting obligations of Section 5.1.

12.	Miscellaneous.

12.1.	Use of Name. LICENSEE may not use the name, trademarks, logos, or trade dress of The Johns Hopkins University, The Johns Hopkins Health System, and any of their constituent parts, such as JHU, Johns Hopkins, Hopkins, the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof or the name of INNOVATORS in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print or electronic communications without prior written consent from an authorized representative of JHU. Any request to make use of such names shall be made at least fifteen (15) days in advance of any proposed use and may be made by written request through JHTV. JHU shall have the right to list LICENSEE and display the logotype or symbol of LICENSEE on JHU’s website and on JHU publications as a licensee of JHU technology.

12.2.	Independent Parties. Nothing in this AGREEMENT shall be construed to create any agency, employment, partnership, joint venture, or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty, or representation binding on the other.

12.3.	Notice of Claim. Each party shall give the other party or its representative prompt notice of any suit or action filed, or of any claim made against them arising out of the performance of this AGREEMENT.

12.4.	No Assignment. Neither party may assign this AGREEMENT, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, LICENSEE may assign this AGREEMENT in accordance with the terms and transfer fee requirements set forth in Exhibit A-4.

12.5.	Notices. Any notice under any of the provisions of this AGREEMENT shall be deemed given when deposited in the mail, postage prepaid, registered or certified first-class mail or by nationally-recognized private mail carrier and addressed to the applicable party at the address stated below, or such other address as such party shall specify for itself by like notice to other party. Transmission of notice by electronic mail is insufficient to meet the requirements of this provision.

If to JHU:
Executive Director
Johns Hopkins Technology Ventures
1812 Ashland Avenue, Suite 110
Baltimore, Maryland 21205

If to LICENSEE:
2777 Paradise Rd, Las Vegas, Nevada 89109, United States LICENSEE contacts by agreement function:

Legal:	Tony Lee
tony@t-lee.com

Patent:	Tony Lee
tony@t-lee.com

Licensing:	Tony Lee
tony@t-lee.com

12.6.	Export Control. Certain of the LICENSED RIGHTS may be subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances that such transfers shall not be made to certain foreign countries without prior approval of such agency. LICENSEE or the applicable LICENSED PARTY shall fully comply with such export control laws. JHU makes no representation respecting the requirements for such a license, or that, if required, that such a license will be issued.

12.7.	Successors and Assigns. This AGREEMENT shall bind and inure to the benefit of the successors and permitted assigns of the parties.

12.8.	No Waivers; Severability. No waiver of any breach of any provision of this AGREEMENT shall constitute a waiver of any other breach of the same or other provision of this AGREEMENT, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision of this AGREEMENT prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted without affecting any other provision of this AGREEMENT, which shall be interpreted so as to most fully achieve the intentions of the parties.

12.9.	Entire Agreement. This AGREEMENT supersedes all previous agreements and understandings relating to its subject matter, whether oral or in a writing, and constitutes the entire agreement of the parties and shall not be amended or altered in any respect except in a writing executed by the parties.

12.10.	No Agency. LICENSEE agrees that no representation or statement by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this AGREEMENT based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee prior to, or after, the EFFECTIVE DATE, including those reported by any of the INNOVATORS.

12.11.	Binding Agreement. Exchange of this AGREEMENT in draft or final form between the parties shall not be considered a binding offer, and this AGREEMENT shall not be deemed final or binding on either party until the final AGREEMENT has been signed by both parties

12.12.	Delays or Omissions. Except as expressly provided by this AGREEMENT, no delay or omission to exercise any right, power or remedy accruing to any party, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other prior or subsequent breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this AGREEMENT, or any waiver on the part of any party of any provisions or conditions of this AGREEMENT, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this AGREEMENT or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.13.	Survival. All representations, warranties, covenants, and agreements made in this AGREEMENT and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination of this AGREEMENT or are prospective in nature shall survive such expiration and/or termination. In addition, and for avoidance of doubt, the following articles shall survive any termination or expiration: Articles 5, 6, 7, 8, 9, 10, and 11.

12.14.	No Third-Party Beneficiaries. Nothing in this AGREEMENT shall be construed as giving any person, firm, corporation, or other entity, other than the parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this AGREEMENT or any provision hereof.

12.15.	Headings. Article headings are for convenient reference and are not a part of this AGREEMENT. All referenced Exhibits are part of this AGREEMENT.

12.16.	Electronic Signature. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of EFFECTIVE DATE. The undersigned verify that they have the authority to bind to this AGREEMENT the party on behalf of which they are executing.

This AGREEMENT includes the following Exhibits:

Exhibit A: Financial Terms
Exhibit A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY
Exhibit A-2: PATENT COSTS, Fees, ROYALTIES, and Payment Terms
Exhibit A-3: MILESTONES
Exhibit A-4: Permitted Assignment
Exhibit A-5 : Equity Consideration
Exhibit B: Definition of Terms
Exhibit C. Quarterly Sales & Royalty Report Form
Exhibit D: Diligence and Annual Report Form
Exhibit E: Insurance
Exhibit F: Operating Agreement

Johns Hopkins University		NovoKera, LLC

By:	/s/ Steven L. Kousouris	By:	/s/ Tony Lee

Name: Steven L. Kousouris		Name: Tony Lee

Title: Executive Director, Technology Transfer		Title: President

Date: March 24, 2023		Date: March 23, 2023

Exhibit A (A-1, A-2, A-3, A-4, A-5)

Exhibit A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY

JHU TECH ID(s) and INNOVATOR S

C13035 – Cyclodextrin-incorporated Collagen Membrane for Biomedical Uses

Jennifer Elisseeff

Qiongyu Guo

Shoumyo Majumdar

C13806 – Cornea Mimetic Biomaterials: Vitrified Collagen-cyclodextrin Implants

Jennifer Elisseeff

Qiongyu Guo

Shoumyo Majumdar

Anirudha Singh

LICENSED PATENTS	“Cyclodextrin-incorporated Collagen Membrane for Biomedical Uses”
	Serial Number	IP Asset No.	Country	File Date	Issue Date	Pub. Number
	2016-564167	6533235	Japan	4/24/2015	5/31/2019
	201580026744. 3	ZL201580026744.3	China	4/24/2015	10/8/2019	10645653 3
	10-2016- 7029684	10-2387386	Korea (South)	4/24/2015	4/12/2022
	15783867.3	3134074	European Patent Office	4/24/2015	6/3/2020	3134074
	201617036286		India	4/24/2015
	17106738.5	1232806	Hong Kong	4/24/2015	1/15/2021	1232806A
	15783867.3	3134074	France	4/24/2015	6/3/2020
	60 2015 053 819.6	3134074	Germany	4/24/2015	6/3/2020
	15783867.3	3134074	United Kingdom	4/24/2015	6/3/2020
	15/306,159		United States	10/24/2016		US-2017- 0043021

“Cornea Mimetic Biomaterials: Vitrified Collagen-cyclodextrin Implants”
	Serial Number	Country	File Date	Issue Date	Publication Number
	201580028165.2	China	9/10/2015	1/10/2020	106456833
	15889426.1	European Patent Office	9/10/2015	11/4/2020	3285819
	201617036411	India	9/10/2015
	15889426.1	France	9/10/2015	11/4/2020
	60 2015 061 699.5	Germany	9/10/2015	11/4/2020	3285819
	15889426.1	United Kingdom	9/10/2015	11/4/2020
	15/306,146	United States	10/24/2016		US-2017-0182213
LICENSED KNOW-HOW	None.
LICENSED DATA	Data, such as test protocols, procedures, results, studies, and analyses, owned or controlled by JHU that exists as of the EFFECTIVE DATE of this AGREEMENT and that directly relate to the LICENSED PATENTS.
LICENSED MATERIAL	None.
FIELD OF USE	All fields of use
LICENSED TERRITORY	Worldwide

Exhibit A-2

PATENT COSTS, Fees, ROYALTIES, and Payment Terms

UPFRONT LICENSE FEE

$20,000.00, of which:

$5,000 is due 2 months from the Effective Date,

$5,000 is due 60 days after LICENSEE enters into a Contribution and Exchange Agreement, followed immediately by LICENSEE’S new owner’s entrance into a Merger Agreement with a Special Purpose Acquisition Company (a “SPAC” and the merger with the SPAC an “IPO”), but no later than 9 months from the Effective Date; and

$10,000 is due on the 2nd anniversary of the Effective Date.

ANNUAL LICENSE FEE	$0
PAST PATENT COSTS

PAST PATENT COSTS, as of the EFFECTIVE DATE, are one hundred fifty-eight thousand, nine hundred eighty-one dollars and forty-six cents ($158,981.46). The total amount may be adjusted to include costs incurred and billable up to the Effective Date. Payable according to schedule:

1).    25% due within 6 months of IPO (including through a SPAC);

2).    25% within 12 months of IPO (including through a SPAC);

3).    25% within 18 months of IPO (including through a SPAC); and

4).    25% within 24 months of IPO (including through a SPAC).

MINIMUM ANNUAL ROYALTY (“MAR”)

Due by January 1 of each calendar year:

1st year:                     $0               n/a

2nd year:                    $0               n/a

3rd year:                     $0               n/a

4th year:                     $0               n/a

5th year:                     $0               n/a

6th year:                     $25,000      due 1/1/2029

7th year:                     $75,000      due 1/1/2030

8th year:                     $75,000      due 1/1/2031

9th year:                     $75,000      due 1/1/2032

10th year etc.              $75,000      due 1/1/2033

ROYALTY	3.5%
EQUITY PERCENTAGE	1%
SUBLICENSE NON- ROYALTY CONSIDERATION	20% percent of all consideration received by LICENSEE from a SUBLICENSEE in exchange for grant of SUBLICENSE rights under this AGREEMENT, but excluding (i) any consideration received by LICENSEE for ROYALTIES on SUBLICENSEE SALES (ROYALTIES on SALES by SUBLICENSEES will be treated as if LICENSEE made the SALE), and (ii) any payment of PAST PATENT COSTS or PATENT COSTS made by SUBLICENSEE to LICENSEE.

Payment Instructions

Checks are to be made payable to the “Johns Hopkins University.”

All check payments from LICENSEE to JHU shall be sent to:

Executive Director

Johns Hopkins Technology Ventures

The Johns Hopkins University

1812 Ashland Avenue

Suite 110

Baltimore, MD 21205

Attention: JHU AGREEMENT No. A40899

or such other addresses which JHU may designate in writing from time to time.

Wire transfers may be made through:

DOMESTIC ACH & WIRE

Johns Hopkins University – JHTV

[***]

Attention: JHU AGREEMENT A40899

INTERNATIONAL FED WIRE

Johns Hopkins University – JHTV

[***]

Attention: JHU AGREEMENT A40899

LICENSEE shall be responsible for any, and all costs associated with wire transfers.

Exhibit A-3
MILESTONES

DILIGENCE MILESTONES	Company will use commercially reasonable efforts to meet the following development milestones:

	1) Company will complete a registrational study for purposes of obtaining U.S. Food and Drug Administration (“FDA”) approval of the Licensed Products within seventy-eight (78) months of the Effective Date.
	2) FDA approval of a Licensed Product within ninety-six (96) months of the Effective Date.

	Should it become evident that the above development milestones will not be met, and with notice of no less than three (3) months before the milestone is due, and with remittance of a two thousand dollar ($2,000) negotiation fee, JHU and LICENSEE agree to negotiate in good faith suitable replacement milestones to the satisfaction of both parties.

DEVELOPMENT	Description of Milestone	Fee
MILESTONES	First Com. Sale of a LICENSED PRODUCT	$50,000
	Sales >$10M in year of a LICENSED PRODUCT (one-time)	$50,000
	Sales >$15M in year of a LICENSED PRODUCT (one-time)	$100,000
	Sales >$20M in year of a LICENSED PRODUCT (one-time)	$100,000
	Sales >$35M in year in of a LICENSED PRODUCT (one-time)	$100,000
	Sales >$50M in year of a LICENSED PRODUCT (one-time)	$100,000

Exhibit B
Definitions

“AFFILIATE” means any corporation, licensee, partnership, joint venture, or other entity, which controls, is controlled by or is under common control with LICENSEE, as evidenced by the direct or indirect ownership of at least 50% of voting rights governing the entity or the contractual power to control such rights.

“COMBINATION PRODUCT” means a collection or group of products sold together (such as in a kit or package) that contains (i) a LICENSED PRODUCT and (ii) one or more other functional products (“Other Products”) that has been sold separately for use without the LICENSED PRODUCT and which is not essential to the use or practice of the LICENSED PRODUCT. For example, a diagnostic panel comprising a LICENSED PRODUCT and an independent diagnostic biomarker.

“CONFIDENTIAL INFORMATION” means information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with performance of this AGREEMENT that (i) concerns the LICENSED RIGHTS and has been maintained by the Disclosing Party as nonpublic or proprietary information, and (ii) is marked Confidential or otherwise expressly designated as Confidential. To be deemed CONFIDENTIAL INFORMATION, oral disclosures must (i) concern the LICENSED RIGHTS, have been maintained by the Disclosing Party as nonpublic or proprietary information, and be described in writing as confidential by the Disclosing Party within fourteen (14) days of disclosure to the Receiving Party. CONFIDENTIAL INFORMATION does not include information that (a) was already in the Receiving Party’s possession before the disclosure by the Disclosing Party; (b) has been published or is later published unless such publication is a breach of this AGREEMENT; (c) is received by the Receiving Party from a third party not under an obligation of confidentiality; or (d) is independently developed by the Receiving Party’s employees who did not have access to CONFIDENTIAL INFORMATION.

“DERIVATIVE WORK” has the meaning set forth in U.S. Copyright Law, 17 U.S.C. 101.

“DISCOVERED PRODUCT” means a product, material, or service that is identified, selected, or determined to have utility in whole or in part by the use of a LICENSED PRODUCT, including the use of a screening method or assay covered by the LICENSED RIGHTS.

“EXECUTION DATE” means the date that the last party to sign executes this AGREEMENT.

“FIELD OF USE” is defined in Exhibit A-1.

“FIRST COMMERCIAL SALE" means the first transfer by a LICENSEE for value of a LICENSED PRODUCT, with the exemption of materials transferred for use in a clinical trial at a nominal cost to the recipient.

“HUMANITARIAN PURPOSE” means practice of LICENSED RIGHTS in the prevention or treatment of disease in humans by or on behalf of any QUALIFIED HUMANITARIAN ORGANIZATION (including, for clarity, practice of LICENSED RIGHTS by contractors, manufactures or distributors acting for or on behalf of such QUALIFIED HUMANITARIAN ORGANIZATIONs on a fee-for-service, fee-for-product or charitable basis): (i) to manufacture LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more LEAST DEVELOPED COUNTRIES, and (ii) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more LEAST DEVELOPED COUNTRIES; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for humanitarian purposes unless products are distributed at locally-affordable prices.

“INNOVATORS” means the individuals who invented, authored, or created the LICENSED RIGHTS as identified in in Exhibit A-1.

“JHU INDEMNITEES” means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INNOVATORS, agents, faculty, employees, and students.

“KNOWLEDGE” means having actual knowledge of a fact, having received notification of that fact, or knowledge of a fact that a party acting reasonably knew or should have known at the relevant time.

“LEAST DEVELOPED COUNTRY” means those jurisdictions so defined by the United Nations Country Classification in the most recent United Nations’ publication “Statistical Annex.”

“LICENSED DATA” means the data specified in Exhibit A-1 that exists as of the EFFECTIVE DATE of this AGREEMENT.

“LICENSED KNOW-HOW” means the know-how described in Exhibit A-1 that exists as of the EFFECTIVE DATE of this AGREEMENT.

“LICENSED MATERIAL” means the material described in Exhibit A-1 that exists as of the EFFECTIVE DATE of this AGREEMENT.

“LICENSED PARTIES” means LICENSEE, AFFILIATE, and/or SUBLICENSEE (as applicable).

“LICENSED PATENTS” means the patents and patent applications listed on Exhibit A-1 and includes any foreign patent applications sharing the same disclosure, and any divisional, continuation, or reexamination applications of the listed patents or applications, and every patent that issues or reissues from such applications.

“LICENSED PRODUCT” means any service, process, method, material, compositions, drug, or other product that (i) comprises, constitutes, or embodies the LICENSED RIGHTS, (ii) requires use or practice of the LICENSED RIGHTS by LICENSED PARTIES or their customers, or (iii) is a DISCOVERED PRODUCT or DERIVATIVE WORK.

“LICENSED RIGHTS” means all rights respecting LICENSED PATENTS, LICENSED DATA, LICENSED KNOW-HOW, and LICENSED MATERIALS granted to LICENSEE in Article 2 of this AGREEMENT.

“LICENSED TERRITORY” means the territory specified in Exhibit A-1.

“MILESTONE” means a diligence milestone or event specified in Exhibit A-3.

“NET SALES REVENUE” means and includes the gross value of everything of value received by LICENSED PARTIES as consideration for the SALE of LICENSED PRODUCTS or COMBINATION PRODUCTS, including the fair market value of equity, intangible rights, services, and other things of value realized from SALES except for SUBLICENSEE NON-ROYALTY CONSIDERATION, as that term is defined in Exhibit A2 of this AGREEMENT.

NET SALES REVENUE generated from COMBINATION PRODUCTS shall be determined with the formula: COMBINATION PRODUCT NET SALES REVENUE = NET SALES REVENUE *C/(C+D), where C is the total gross invoice price of the LICENSED PRODUCT when sold separately and D is the total gross invoice price of the Other Product(s) when sold separately.

NET SALES REVENUE excludes the following items, provided they are separately invoiced to and paid by a purchaser of LICENSED PRODUCTS and thereafter paid or remitted by LICENSEE:

•	trade discounts and rebates in customary amounts of the trade and amounts credited on returns;

•	import, export, excise and sales taxes, and custom duties; and

•	shipping charges and transportation from the place of manufacture to the customer’s premises or point of installation.

“PATENT COSTS” means all costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys’ fees and expenses, and fees for patent filing(s), maintenance, annuities, translation, and defense against claims of infringement or invalidity, including fees and costs incurred in administrative proceedings or disputes pursuant to the America Invents Act of 2011 (such as an Inter Partes Review, Post Grant Review or Derivation Proceedings before the U.S. Patent Trial and Appeal Board), incurred by JHU. PATENT COSTS excludes PAST PATENT COSTS.

“PAST PATENT COSTS” means all PATENT COSTS that are incurred by JHU prior to the EXECUTION DATE of this AGREEMENT and are able to be billed to LICENSEE on the EXECUTION DATE. For the avoidance of doubt, those PATENT COSTS incurred before the EXECUTION DATE but not available for billing until after the EXECUTION DATE will be billed as PATENT COSTS.

“PATENT RIGHTS” means the rights granted to LICENSEE in respect of the LICENSED PATENTS (and subject to the rights reserved or maintained by JHU).

“QUALIFIED HUMANITARIAN ORGANIZATION” means any governmental agency, non-governmental agency or other not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations on a not-for-profit basis. For clarity, QUALIFIED HUMANITARIAN ORGANIZATIONS do not include nongovernmental agencies and not-for-profit organizations that are formed or established for the benefit of any for-profit entity.

“ROYALTIES” means payments owed to JHU in consideration of the rights granted to LICENSED PARTIES under this AGREEMENT that are determined as a percentage of NET SALES REVENUE as explicitly set forth in Exhibit A-2 of this AGREEMENT.

“SALE” means a sale, license, lease, performance, transfer, delivery, contract to provide, or other disposition or conveyance for value of a LICENSED PRODUCT.

“SUBLICENSE” means an agreement in which LICENSEE (i) grants or otherwise transfers any of the LICENSED RIGHTS, (ii) agrees not to assert or seek a legal remedy for the practice of LICENSED RIGHTS, or (iii) creates an obligation to grant, assign or transfer any LICENSED RIGHTS to any other entity (other than an AFFILIATE).

“SUBLICENSEE” means any person or entity to which LICENSEE has granted a SUBLICENSE under this AGREEMENT.

“SUBLICENSE NON-ROYALTY CONSIDERATION” is defined in Exhibit A-2 of this AGREEMENT.

“VALID CLAIM” means any issued claim or pending claim of an unexpired, unabandoned, LICENSED PATENT that has not been conclusively revoked or declared unenforceable, unpatentable or invalid by a competent court or tribunal and which is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

List of Exhibits and Schedules Omitted from the License Agreement

Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits or Schedules to the License Agreement referenced above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request.

Exhibits:

Exhibit A-4:	Permitted Assignment
Exhibit A-5:	Equity Consideration
Exhibit C:	Quarterly Sales and Royalty Report
Exhibit D:	Diligence and Annual Report
Exhibit E:	Required Insurance Coverages
Exhibit F:	Operating Agreement